Exhibit 10.1

Portions of Appendix A to this Exhibit 10.1 have been excluded from this Exhibit because they are both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information will be disclosed as, if and when required pursuant to Item 402 of Regulation S-K.

FIRST UNITED CORPORATION

LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT (RSU) AGREEMENT
(Performance-Vesting)

(Share-Settled)

Grant Date:	_____________ (the “Grant Date”)
Name of Grantee:	____________ (the “Grantee” or “you”)
Performance Period:	___________________ (the “Performance Period”)
Target number of RSUs subject to Award:	_________________
Maximum number of RSUs subject to Award:	_________________

This Restricted Stock Unit (RSU) Agreement (“Agreement”) is made and entered into as of the Grant Date by and between First United Corporation, a Maryland corporation (the “Company”), and you.

WHEREAS, the Company has adopted the First United Corporation Long-Term Incentive Plan (as amended from time to time, the “LTIP”) as a subplan of the First United Corporation 2018 Equity Compensation Plan (the “Equity Plan” and, together with the LTIP, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company, to induce you to continue to dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock Units (“RSUs”);

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you (and is also publicly filed) and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan;

WHEREAS, you acknowledge that a copy of a prospectus that summarizes the terms and conditions of the Plan has also been furnished to you in accordance with applicable law; and

WHEREAS, you desire to accept the award of RSUs granted pursuant to this

Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.       The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award of RSUs (the “Award”) consisting of the number of RSUs set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.       Settlement of RSUs. Subject to Section 9 and Section 30, as soon as reasonably practicable after the RSUs vest as provided in Section 5 or Section 6 (but in no event later than March 15 following the end of the calendar year in which the RSUs vest), the Company shall settle the vested RSUs in shares of Stock (“Shares”) by delivering one Share for each such RSU, rounded down in the event of a fraction. The Company, in its sole discretion, may elect to deliver the Shares in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. You shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver Shares on your behalf.

3.       No Stockholder Rights. Unless and until the RSUs are settled, you shall not have any rights of ownership in or with respect to the RSUs, including voting rights, Dividend Equivalent rights, or similar shareholder rights.

4.       Restrictions; Forfeiture. The RSUs may not be sold, transferred or otherwise alienated or hypothecated until they have been settled as described in Section 2. The RSUs may also be forfeited to the Company as provided in Section 5 and Section 6.

5.       Vesting Requirements. Subject to the terms and conditions of this Agreement and the Plan, the RSUs shall vest subject to the satisfaction of both time-based vesting conditions and performance-based vesting conditions. None of the RSUs shall be considered earned until all vesting conditions applicable to such RSUs are fully satisfied. You shall be deemed to satisfy the time-based vesting conditions upon your continuous provision of service to the Company or an Affiliate as an employee or as an independent contractor in any managerial or governance capacity, or as a member of the Board or a board of an Affiliate (“Service”), from the Grant Date through the end of the Performance Period reflected in the table at the beginning of this Agreement. The performance-based vesting conditions shall be satisfied upon the achievement of the performance objectives set forth in Appendix A. Notwithstanding any provision of this Agreement to the contrary, a maximum of 150% of the target number of RSUs reflected in the table at the beginning of this Agreement shall be eligible to become vested. Except as otherwise provided in Section 6, any RSUs that do not vest at the end of the Performance Period shall be forfeited.

6.       Termination of Services.

(a)       Termination due to Death, Disability or Retirement. Notwithstanding Section 5, if your Service is terminated (i) due to your death, (ii) because you suffer a “Disability” as that term is defined in the First United Bank & Trust Long Term Disability Plan (as amended or superseded from time to time) as in effect at the time a determination of Disability is to be made, (iii) due to your separation from Service for any reason other than death, Disability, Cause (as defined in Section 6(f)), or Detrimental Activity (as defined in Section 6(g)) after you have both (A) completed 10 years of Service with the Company or an Affiliate and (B) attained 60 years of age, then a pro rata portion, determined in accordance with the following sentence, of the target number of RSUs reflected in the table at the beginning of this Agreement shall become vested and earned upon the date your Service is terminated, based on the assumption that the performance-based vesting conditions have been achieved at “Target”, as set forth in Appendix A. Such pro rata portion shall be determined based on a fraction, the numerator of which shall be the number of days that you were providing Service during the Performance Period and the denominator of which shall be the total number of days in the Performance Period. Any RSUs not vesting shall be forfeited.

(b)       Change in Control. Notwithstanding Section 5 and subject to the Committee’s authority set forth in Section 15 of the Equity Plan, upon the occurrence of a Change in Control, (i) for any portion of the RSUs for which the Performance Period has ended prior to the date of the Change in Control, such RSUs shall vest based on the level of achievement of the performance goals set forth in Appendix A for the applicable Performance Period, and (ii) for any portion of the RSUs for which the Performance Period has not ended prior to the date of the Change in Control, the Company shall deem the Performance Period to end immediately prior to the Change in Control, and such RSUs shall vest upon the Change in Control at the greater of (A) assumed achievement of the performance goals set forth in Appendix A at “Target” or (B) the actual level of achievement of the performance goals set forth in Appendix A as of the Change in Control; and any RSUs not vesting shall be forfeited .

(d)       Employment Agreement; Severance Plan. Notwithstanding anything in this Agreement, in the event of any conflict between this Section 6 and the provisions of (i) any written employment agreement between you and the Company or (ii) any Company severance plan under which you are a participant with respect to the vesting, acceleration or termination of equity awards upon a termination of your Service, the provisions most favorable to you under either this Agreement or under such employment agreement or severance plan, as applicable, shall control.

(e)       Other Terminations. If your Service is terminated under circumstances other than as described above in this Section 6, then those RSUs that have not vested as of the date of termination shall be forfeited to the Company.

(f)       Definition of Cause. As used in this Agreement, “Cause” means one of the following reasons for which your Service is terminated by the Company or an Affiliate: (i) willful or grossly negligent misconduct on your part that is materially injurious to the Company or an Affiliate; (ii) your embezzlement or misappropriation of funds or property of the Company or an Affiliate; (iii) your conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (iv) your conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; (v) your failure or refusal to devote full business time and attention to the performance of your duties and responsibilities if such breach has not been cured within 15 days after notice is given to you; or (vi) issuance of a final non-appealable order or other direction by a federal or state regulatory agency prohibiting your employment or other service in the business of banking.

(g)       Definition of Detrimental Activity . As used in this Agreement, “Detrimental Activity” means any conduct or act by you that is determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or an Affiliate, including, without limitation, any one or more of the following types of activity:

(i)       Conduct resulting in an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

(ii)       Engaging in any activity, as an employee, principal, agent or consultant for another entity that competes with the Company or an Affiliate in any actual, researched or prospective product, service, system or business activity for which you have had any direct responsibility during the last two years of your Service, in any territory in which the Company or an Affiliate sells, provides or markets such product, service or system, or engages in such business activity.

(iii)       Soliciting any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate.

(iv)       The disclosure to anyone outside the Company or an Affiliate, or the use in other than the Company’s or an Affiliate’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Affiliates acquired by you during your Service.

(v)       Your failure or refusal to disclose promptly and to assign to the Company or an Affiliate upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your Service, relating in any manner to the actual or anticipated business, research or development work of the Company or an Affiliate.

(vi)       Activity that results in termination of your Service for Cause.

7.       Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you shall be considered to still be in the Service; provided that rights to the RSUs during a leave of absence shall be limited to the extent to which those rights were earned or vested when the leave of absence began.

8.       Payment of Taxes. In connection with any disposition of Shares or cash acquired pursuant to settlement of the Award, you (or any person permitted to receive such disposition or payment in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award or payment. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares or cash, as determined by the Committee, otherwise issuable or deliverable pursuant to the Award or payment) and the maximum number of Shares that may be so withheld shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award or payment, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award, the disposition of the underlying Shares or cash and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting, settlement, disposition or payment. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

9.       Compliance with Securities Law and Plan Limits. Notwithstanding any provision of this Agreement to the contrary, to the extent RSUs are otherwise settleable in Shares but there are not sufficient Shares available for issuance under the Plan, the Committee may elect to settle the RSUs in cash. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares shall be subject to compliance with all applicable requirements of federal, state, or foreign laws with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Shares shall be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Shares shall not be issued hereunder unless (a) a registration statement under the Securities Act (the “Act”) is at the time of issuance in effect with respect to the Shares issued or (b) in the opinion of legal counsel to the Company, the Shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained; provided, however, that in such event, the Company shall settle the vested portion of this Award through payment of cash having a Fair Market Value equal to the number of Shares otherwise issuable. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance.

10.       Right of the Company and Affiliates to Terminate Employment or Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time. For purposes of this Agreement, you shall be considered to be in Service as long as you remain in Service or in the service of a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for this Award.

11.       Corporate Acts. The existence of the RSUs shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

12.       Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

13.       Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

14.       No Liability for Good Faith Determinations. The members of the Board and of the Committee shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.

15.       Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

16.       No Guarantee of Interests. The Committee, the Board and the Company do not guarantee the Shares from loss or depreciation.

17.       Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

18.       Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

19.       Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

20.       Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

21.       Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

22.       Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

23.       Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Maryland without giving any effect to any conflict of law provisions thereof, except to the extent Maryland state law is preempted by federal law. The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

24.       Amendment. This Agreement may be amended by the Board or by the Committee at any time; provided that any amendment that would materially and adversely affect your rights hereunder shall not be effective without your consent.

25.       Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all Shares granted and cash awarded under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such Shares and cash. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

26.       The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

27.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

28.       Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

29.       Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement or severance plan between the Company (or an Affiliate or other entity) and you in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. In this Agreement, unless otherwise stated, the following uses apply: (a) “including” (and like terms) means “including, without limitation” (and like terms); and (b) references to sections and exhibits are to sections and exhibits in and to this Agreement.

30.       Acknowledgements Regarding Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Notwithstanding the foregoing, you acknowledge that if you are deemed a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when you become eligible for settlement of the RSUs upon “separation from service” within the meaning of Section 409A, then to the extent this Agreement provides for “nonqualified deferred compensation” and to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement shall be delayed until the earlier of: (a) the date that is six months following your separation from service and (b) your death. All installment payments under this Agreement shall be deemed separate payments for purposes of Section 409A.

[Signatures Appear on Next Page]

[Signature Page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his or her hand as of the Grant Date.

FIRST UNITED CORPORATION

By:
Name:
Title:

GRANTEE

Appendix A

Performance Objectives

[For RSUs granted for the performance period ending December 31, 2021]

Performance Period: January 1, 2019 to December 31, 2021

Earnings Per Share for the Year Ended December 31, 2021

Threshold Level: $[ ]

Target Level: $[ ]

Maximum Level: $[ ]

Payout

If the threshold level is met, then 50% of the Performance Award will vest. If the target level is met, then 100% of the Performance Award will vest. If the maximum level is met, then 150% of the Performance Award will vest. Actual vesting amounts will be pro-rated between threshold and target level and target and maximum levels.

[For RSUs granted for the performance period ending December 31, 2022]

Performance Period: January 1, 2020 to December 31, 2022

Earnings Per Share for the year ended December 31, 2022

Threshold Level: $[ ]

Target Level: $[ ]

Maximum Level: $[ ]

Growth in Tangible Book Value Per Share for the 3-Year Period Ended December 31, 2022

Threshold Level: [ ]%

Target Level: [ ]%

Maximum Level: [ ]%

Payout

If either of the threshold levels is met, then 50% of the Performance Award will vest. If either of the target levels is met, then 100% of the Performance Award will vest. If either of the maximum levels is met, then 150% of the Performance Award will vest. Actual vesting amounts will be pro-rated between threshold and target level and target and maximum levels.